Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Joseph W. Kaufmann
President and Chief Executive Officer
(484) 713-2100

KENSEY NASH ANNOUNCES SALE OF ENDOVASCULAR BUSINESS AND STRATEGIC

PARTNERSHIP WITH SPECTRANETICS

Transaction expected to add substantially to FY09 EPS

EXTON, PA, May 13, 2008 — Kensey Nash Corporation (NASDAQ: KNSY) announced it has entered into a definitive agreement to sell its endovascular business, including the ThromCat™, QuickCat™ and SafeCross™ products, to Spectranetics Corporation (NASDAQ:SPNC). Kensey Nash will receive up to $24 million in cash consisting of a $10 million initial cash payment, $8.0 million in future product development milestone payments, and a $6.0 million milestone associated with cumulative sales. In addition, Kensey Nash will receive royalties on future sales of the ThromCat™ and SafeCross™ products upon the transfer of product manufacturing to Spectranetics. There will be no royalty payments related to future sales of the QuickCat product. Under the terms of the manufacturing agreement, Kensey Nash will manufacture the ThromCat and SafeCross products for Spectranetics for an initial three-year period. The QuickCat product will be manufactured by Kensey Nash for a minimum of six months. Spectranetics will be exclusively responsible for worldwide sales and marketing of all endovascular products.

The transaction, which is subject to customary closing conditions, is expected to close by June 30, 2008.

The net after-tax improvement in annual earnings per share for fiscal 2009 is estimated to be in the range of $0.40 to $0.50, compared to fiscal year 2008 earnings per share. The fiscal year 2008 comparison does not include an anticipated one-time charge which will consist primarily of severance and related costs, in an amount which will be determined after the closing. This improvement reflects the anticipated savings in sales and marketing expenses, partially offset by reduced margins, compared to fiscal 2008, on Endovascular product sales as a result of lower transfer pricing to Spectranetics.

Joseph W. Kaufmann, President of CEO of Kensey Nash, commented, “As previously announced, the Company has been exploring options to maximize the value of our endovascular business. Spectranetics is an ideal partner for us and is extremely well-positioned to maximize adoption of our technologies in the thrombus removal and chronic total occlusion markets. This partnership is structured similarly to our successful partnerships in the biomaterials market and allows Kensey Nash to focus on core competencies in R&D, regulatory, clinical development and manufacturing while utilizing the strengths of our partners’ existing well-established sales and marketing organizations.”

“Spectranetics is well respected as a market leader in treating arterial blockages with its unique laser atherectomy platform,” continued Mr. Kaufmann. “The addition of our Thrombectomy and CTO products to Spectranetics’ business will create a market leading entity that combines Spectranetics’ well-established sales and marketing organization in the thrombus management and CTO markets with Kensey Nash’s product development and manufacturing capabilities. Physicians and patients will continue to benefit from the high levels of innovation, quality and service long associated with Kensey Nash. For Kensey Nash, the transaction eliminates the significant cost of our direct sales and marketing organization and will reduce the cost of developing next generation devices. Of significant importance, we will retain the ability to participate in the future growth of these products,” he concluded.

“The acquisition of the endovascular business of Kensey Nash will both strengthen and broaden our existing presence in the treatment of thrombus and chronic total occlusions,” commented John G. Schulte,

Spectranetics’ President and Chief Executive Officer. “The QuickCat aspiration catheter and the ThromCat mechanical thrombectomy catheter provide a continuum of options for treating thrombus and certainly complement laser ablation for complex disease. The SafeCross wire, which utilizes radiofrequency energy, fits nicely with our QuickCross® catheters for crossing total occlusions when standard guidewires fail. Adding these products to our recently specialized vascular intervention sales organization will leverage our presence with the same physician customers already served prior to this transaction. Throughout our due diligence, we were impressed with the capabilities of the existing Kensey Nash endovascular products and are truly excited about the next generation devices under development. We believe our distribution capabilities combined with the product development expertise of Kensey Nash represent a compelling opportunity to expand the use of these products,” Mr. Schulte concluded.

Conference Call and Webcast. Kensey Nash will provide further details regarding this announcement on a conference call on May 13, 2008 at 9:00 a.m. Eastern Time. To participate in the conference call, interested parties should dial 1-651-291-0900. In addition, a live webcast of the call can be accessed by visiting the Investor Relations page under the Conferences & Webcasts link of the Kensey Nash website at www.kenseynash.com and clicking on Webcast. The teleconference call will also be available for replay starting Tuesday, May 13th, 2008 at 11:00 a.m. Eastern Time through Tuesday, May 20th, 2008 at 11:59 p.m. Eastern Time by dialing 1-800-475-6701 with an access code of 923230.

About Kensey Nash Corporation. Kensey Nash Corporation is a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures. The Company provides an extensive range of products into multiple medical markets, primarily in the endovascular, sports medicine and spine markets. Many of the products are based on the Company’s significant expertise in the design, development, manufacturing and processing of absorbable biomaterials, which has led to partnerships to commercialize technologies. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, the Company’s dependence on major customers, including St. Jude Medical, Arthrex, Spectranetics and Orthovita, and their success in selling KNC related products in the marketplace, the impact of product recalls and other manufacturing issues, and competition from other technologies, among other important risks. For a more detailed discussion of these and other factors, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.